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                                                                  EX-10.15


            EXCERPTS FROM RESOLUTIONS ADOPTED BY THE ANHEUSER-BUSCH
           COMPANIES, INC. BOARD OF DIRECTORS ON SEPTEMBER 22,1993
                 AMENDING THE ANHEUSER-BUSCH COMPANIES, INC.
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



            RESOLVED, that the SERP be amended, effective for individuals terminating employment on or after October 1, 1993, as follows: (i) to implement the features of the Enhanced Retirement Program which relate to the plan; (ii) to index the minimum compensation level required to participate in the plan in accordance with the Company's annual budgeted merit increase factor; (iii) to permit otherwise qualified executives employed by Campbell Taggart, Inc. and Merico, Inc. to participate in the plan; (iv) to provide for an increased benefit payment in the amount necessary to cover any parachute or similar penalty taxes which would be assessed against a participant if accelerated payment occurs because of a change in control as described in the plan; (v) to revise the benefit accrual method, early retirement reductions and interest rate formula for lump-sum payments, all in accordance with parallel amendments in the SEPP; (vi) to require that the lump-sum method of payment be the only payment method available on or after January 1, 1995, unless the participant elects another form of payment at least one year prior to retirement; (vii) to permit installment payments over a five-year period using such methodology as is adopted for the Executive Deferred Compensation Plan referred to below; (viii) to defer commencement of benefit payments for Named Executive Officers until the year following retirement; (ix) to recognize, under the benefit formula, any compensation deferred in any year under the new Executive Deferred Compensation Plan referred to below; and (x) to adopt such other changes as are necessary or appropriate to carry into effect the foregoing.